Exhibit 8.1
List of Subsidiaries of GRAVITY Co., Ltd.
GRAVITY Interactive, Inc., formed under the law of the State of California and formerly known as GRAVITY Interactive LLC
GRAVITY Entertainment Corporation, incorporated under the law of Japan and formerly known as RO Production Ltd.
GRAVITY EU SASU, formed under the law of French Republic
GRAVITY CIS, Inc., formed under the law of the Russian Federation
GRAVITY Middle East & Africa FZ-LLC, formed under the law of the Emirates of Dubai
NEOCYON, Inc., formed under the law of the Republic of Korea
TriggerSoft Corporation, incorporated under the law of the Republic of Korea